UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement

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☒	Soliciting Material Pursuant to §240.14a-12

REPUBLIC FIRST BANCORP, INC.

(Name of Registrant as Specified In Its Charter)

George E. Norcross, III

Gregory B. Braca

Philip A. Norcross

Avery Conner Capital Trust

Susan D. Hudson, in her capacity as a Trustee

Geoffrey B. Hudson, in his capacity as a Trustee

Rose M. Guida, in her capacity as a Trustee

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On May 27, 2022, George E. Norcross, III, Gregory B. Braca, Philip A. Norcross, Avery Conner Capital Trust, a trust organized under the laws of the State of Florida (the “Avery Conner Capital Trust”), Susan D. Hudson, in her capacity as a Trustee of the Avery Conner Capital Trust, Geoffrey B. Hudson, in his capacity as a Trustee of the Avery Conner Capital Trust and Rose M. Guida, in her capacity as a Trustee of the Avery Conner Capital Trust, issued the following press release:

Norcross Braca Group Announces Intention to Nominate Gregory B. Braca for Open Republic First Board Seat

Braca Has Four Decades of Banking Experience, Most Recently Served as Board Member, President and CEO of TD Bank, one of 10 Largest Banks in the U.S.

CAMDEN, NJ: The group led by George E. Norcross, III, Gregory B. Braca and Philip A. Norcross has announced in a letter to the Board of Republic First Bancorp, Inc. (“Republic First” or the “Company”) (FRBK) that it will nominate Braca to fill the Board seat of Theodore J. Flocco, Jr., who passed away earlier this month. Yesterday, Federal Judge Paul Diamond ordered the appointment of a Custodian, who was directed to call and oversee a Special Meeting of Shareholders to take place on or before July 10, 2022 to elect a Director to replace Mr. Flocco.

In its letter to the Republic First Board, the Norcross Braca group noted Judge Diamond’s appointment of a Custodian to swiftly implement an open, transparent and fair special shareholder board election to fill the open seat and, thereafter, to return control of Republic First to the Board. In April, the Norcross Braca group had called for a custodian to be appointed to break the Board’s apparent paralysis in order to protect shareholders interest and rights.

As significant shareholders — the Norcross Braca group beneficially own nearly 10% of the outstanding common stock of Republic First — the group expects the election process to fill Mr. Flocco’s seat will include rules that ensure that any shareholder may nominate a qualified candidate for the board and that none of the Company, Board (or any Committee thereof), Custodian or management will be permitted to recommend or endorse any candidate for the Board seat on behalf of the Company. Shareholders should be presented with a simple ballot, with the qualified candidate receiving the highest number of votes being the individual selected to fill the Board seat.

If elected to the Republic First Board, Braca will bring nearly 40 years of experience in the banking industry to the position. Most recently, Braca served as a board member and President and CEO of TD Bank, N.A., one of the top ten banks in the country with $500 billion in assets. During his 20 years at the publicly traded Toronto-Dominion Bank and Commerce Bank prior to its purchase by Toronto-Dominion Bank, Braca held various executive positions on the management committee and was responsible for building businesses from the ground up, including corporate and commercial platforms, specialty lending businesses and entering new markets. Of particular relevance to his proposed role at Republic First is his significant knowledge of the Pennsylvania, New Jersey, and New York City markets due to their overlap with his work at TD Bank, N.A.

Please visit www.sec.gov to obtain copies of any Schedule 13D, as amended from time to time, and 14A filings by the group led by George E. Norcross, III, Gregory B. Braca and Phillip A. Norcross.

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

The Group (as defined below) has filed a preliminary proxy statement with the Securities and Exchange Commission (the “SEC”) with respect to the election of directors of Republic First Bancorp, Inc. (the “Issuer”), which the Group expects will occur at the 2022 annual meeting of shareholders once scheduled by the Issuer (the “2022 Annual Meeting”).

GEORGE E. NORCROSS, III, GREGORY B. BRACA, PHILIP A. NORCROSS, AVERY CONNER CAPITAL TRUST AND SUSAN D. HUDSON, GEOFFREY B. HUDSON, ROSE M. GUIDA AND PHILIP A. NORCROSS, EACH IN THEIR CAPACITIES AS CO-TRUSTEES THEREOF (COLLECTIVELY, THE “GROUP”), MAY BE DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES WITH RESPECT TO THE 2022 ANNUAL MEETING. A DESCRIPTION OF THE PARTICIPANTS’ INTERESTS, BY SECURITY HOLDINGS OR OTHERWISE, IS CONTAINED IN THE SCHEDULE 13D, JOINTLY FILED BY THE GROUP ON JANUARY 31, 2022, AS AMENDED FROM TIME TO TIME. SHAREHOLDERS OF THE ISSUER ARE STRONGLY ADVISED TO READ THE GROUP’S PROXY STATEMENT AND OTHER PROXY MATERIALS AS THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV. IN ADDITION, THE PARTICIPANTS IN THIS PROXY SOLICITATION WILL PROVIDE COPIES OF THE GROUP’S PROXY STATEMENT WITHOUT CHARGE, WHEN AVAILABLE, UPON REQUEST. REQUESTS FOR COPIES SHOULD BE DIRECTED TO THE PARTICIPANTS’ PROXY SOLICITOR.